Exhibit 5.1

ORRICK, HERRINGTON & SUTCLIFFE LLP THE ORRICK BUILDING 405 HOWARD STREET SAN FRANCISCO, CALIFORNIA 94105-2669 tel 415-773-5700 fax 415-773-5759 WWW.ORRICK.COM

March 21, 2007

TC PipeLines, LP
110 Turnpike Road, Suite 203
Westborough, Massachusetts 01581

Re: TC PipeLines, LP Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Registration Statement on Form S-3 filed by TC PipeLines, LP (the "Partnership") with the Securities and Exchange Commission (the "Commission") on March 21, 2007 (the "Registration Statement"), for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), up to 17,356,086 common units representing limited partnership interests in the Partnership (the "Common Units").

We have examined the Registration Statement and such instruments, documents, certificates and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on the foregoing, we are of the opinion that the Common Units are legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement as originally filed or as subsequently amended or supplemented, and to the references to our firm and this opinion in the Registration Statement under the heading "Legal Matters." In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/  ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP